Exhibit 10.12
February 29, 2008
Mr. Harry Dochelli
644 Willow Road
Naperville, IL 60540
Dear Mr. Dochelli,
On behalf of Lawson Products, Inc. (the Company) I am pleased to confirm the offer extended to you for the position of Executive Vice President, Sales and Marketing. You will report to me and this position will be based at the Company headquarters in Des Plaines, Illinois. The key terms of the offer are as follows:
•	Your tentative start date will Monday, April 7, 2008, to be discussed and confirmed with you shortly.

•	Your annual salary will be $400,000, paid $16,666.67 semi-monthly and subject to required taxes and applicable deductions.

•	You will be eligible to receive a sign-on bonus of $100,000 (less required taxes and deductions) payable within 30 days following your start date. If your Lawson employment terminates for any reason (other than your death, permanent and total disability, or job elimination) prior to your first year anniversary, you agree to repay all sign-on bonus amounts received prior to your termination date within five days thereafter.

•	You are also eligible to receive a one-time $100,000 Performance Bonus after two years of employment, in April 2010, the terms and conditions of which you and I will discuss and finalize after your start date.

•	As a full-time exempt employee, you will be eligible for our employee benefit package on the first of the month following your date of hire. The enclosed benefits overview provides a summary of our benefit package which includes comprehensive medical, prescription, dental, vision, and company paid life insurance, short-term and long-term disability.

•	You may sign up for the Lawson Products 401(k) Retirement Plan on the first day of the month following your date of hire. Provided your continued employment at that time, you will be eligible for a Profit Sharing contribution to your Retirement Plan account for the 2009 plan year.

•	You will be eligible for company paid holidays and will earn vacation time at the rate of 20 days per year. Vacation must be taken each calendar year and is not carried over.

•	Lawson Products will also cover the cost of an annual executive physical.

•	As an executive team member, you will be eligible for our annual incentive program at a target of 60% of annual base salary, prorated from your date of hire for the 2008 plan year payout. Your actual incentive paid will be subject to the terms and conditions of the current annual incentive plan at time of payment, and subject to the achievement of both company and individual performance objectives and requirements.

•	You are also eligible to participate in the company’s long term incentive plan, at a target of 80% of annual base salary, subject to the terms and conditions of the long term incentive plan.

•	In addition to your salary and incentive opportunity, you will recommended to receive 25,000 stock performance rights (SPRs), subject to final Board of Directors of the company approval, and subject to the terms and conditions of the Lawson Products, Inc. Stock Performance Plan. Your grant price will be determined as the price at the end of the day on the date of grant. These SPRs will vest over three years; 8,333 vested in each of years one and two, and 8,334 vested in year three, and will have a ten year exercise period from date of grant.

•	You will be eligible to participate in the Lawson Products, Inc. Executive Deferral Plan, to provide supplemental future retirement income, per the terms and conditions of the plan and IRS regulations. You may elect to defer a portion of your salary and annual incentive into a tax-deferred Benefit Account where the value may grow due to interest and earnings on a tax deferred basis. The plan has a minimum deferral election depending on your age at time of deferral, with a maximum deferral of 80% of salary and 100% of annual incentive.

•	If your employment is terminated without cause by Lawson Products, you will be eligible for severance in the amount of twelve months of salary, plus 2 months of salary for every year of service. If you are terminated due to a change in control, you will be eligible for severance in the amount of twelve months salary and the equivalent of your target annual bonus.
This letter does not represent a contract of employment for a fixed term, but rather represents the terms and conditions of your initial employment with Lawson Products. Your employment with the company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and me.
This offer is contingent upon successful completion of a pre-employment background investigation. By signing this offer letter agreement, you represent that you are under no contractual commitments inconsistent with your obligations to Lawson Products, Inc, and are not otherwise under risk of any conflict of interest or confidentiality disclosure. As required by law, your employment is contingent upon your providing legal proof of identity and proof of citizenship or eligibility to work in this country, which will be confirmed on your date of hire.
Harry, we are truly excited about having you join the team at Lawson Products. If this offer is acceptable to you, please sign below and return the original letter to me as soon as possible. This offer, if not accepted, will expire at the close of business on March 14, 2008. If you have any questions about any portion of this offer, please feel free to contact me.
Best Regards,
Thomas Neri
Chief Executive Officer
CC: Mary Ellen Schopp, Senior Vice President, Human Resources
Enclosure: Employee Benefits Packet
This is the full and complete agreement of terms of employment between me and the Company, and I agree to the terms of this offer of employment and accept the offer:

/s/ Harry Dochelli Harry Dochelli	3/3/08 Date